EXHIBIT 99
Camco Financial Corporation Makes Correction to Third Quarter Earnings Announcement
November 9, 2007 — Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (Camco) today reported a correction to net earnings for the third quarter and for the nine months ended September 30, 2007, which had previously been reported in Camco’s earnings release on October 26, 2007. As a result of the correction, Camco’s net income decreased by $258,000 for the three and nine month periods ended September 30, 2007, compared to Camco’s previously reported net earnings.
For the third quarter of 2007, Camco’s corrected net earnings were $843,000, or $0.12 per diluted share, compared to net earnings of $1.1 million or $0.15 per diluted share, reported in the previous earnings release. For the nine months ended September 30, 2007, Camco’s corrected net earnings were $3.7 million, or $0.50 per diluted share, compared to net earnings of $3.9 million, or $0.54 per diluted share, reported in the previous earnings release.
Earlier this week, Camco’s management discovered that the accretion of deferred fees on a construction loan was overstated due to a core processing error. As to prior periods, Camco’s management has determined that the amount by which loans receivable and the related interest income on loans was overstated is not material to any previously issued financial statements. Accordingly, Camco has recorded the cumulative adjustment in the third quarter of 2007 and has not restated any previously issued financial statements.
This error commenced in September 2006 and resulted in an overstatement, on a cumulative basis, of $388,000 for both loans receivable and interest income on loans through September 30, 2007, compared to the amounts reported in the previous earnings release. The reduction in interest income on loans of $388,000 caused a reduction in provision for federal income tax expense of $130,000, which resulted in a $258,000 decrease in the net earnings reported in the previous release.
Contacts:
Richard C. Baylor, Chief Executive Officer and President
Phone: 740-435-2040
Eric S. Nadeau, Chief Financial Officer and Treasurer
Phone: 740-435-2044
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.